PHASED RETIREMENT AGREEMENT

To:	Robert W. Dineen

Re:        Phased Retirement Agreement

This Phased Retirement Agreement (the “Phased Retirement Agreement” or “Agreement”) sets forth the payments and benefits that you will be eligible to receive in exchange for your agreement to abide by certain terms and conditions during and following your phased retirement from the Company (as defined below).  Your execution of this Agreement and the attached Agreement, Waiver & General Release (the “Waiver”) are a condition of the Company’s offer to you of this phased retirement arrangement and the position of Vice Chairman, Lincoln Financial Network.  If you choose not to execute this Phased Retirement Agreement or the attached Waiver, your employment with the Company shall be terminated effective November 1, 2012.  For purposes of this Agreement, the “Company” or “LNC” are defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them.

Terms of the Agreement

1. As we have discussed and mutually agreed, consistent with your desire to transition from your current employment with the Company, you are electing to voluntarily retire from the Company effective May 1, 2013 (the “Retirement Date”). The Company will not involuntarily terminate your employment without Cause (as that term is defined below in Paragraph 9) before the Retirement Date.

2. Commencing on November 1, 2012 and continuing until your Retirement Date (the “Employment Term”) you will assume the role of Vice Chairman of Lincoln Financial Network and continue to be a member of the Company’s Senior Management Committee (“SMC”) reporting to the President and Chief Executive Officer of the Company.  You will undertake all duties and responsibilities as may be assigned to you, including assisting the Company with your transition from employment, assist in the transition of your former duties to any successor(s), and maintaining the Company’s business, relationships, and goodwill, and such other duties as you may be assigned to you from time-to-time.  You agree to execute immediately the Officer Resignation form attached as Exhibit C to this Phased Retirement Agreement and, at or around your Retirement Date, the Officer Resignation form attached as Exhibit 1 to the Waiver.

3. Provided you sign and abide by this Phased Retirement Agreement and the Waiver, you will be entitled to receive the benefits and payments set forth in paragraph 2(b) of the Waiver. In addition, if you sign and return to the Company between April 20, 2013 and May 1, 2013 the Waiver Reaffirmation attached as Exhibit D to this Phased Retirement Agreement, you will be entitled to perform consulting services for the Company, pursuant to and in exchange for the payments provided for under the Consulting Agreement attached as Exhibit A to this Phased Retirement Agreement, for a term beginning May 1, 2013 and ending on April 30, 2014 (the “Consulting Term”).  You understand and agree that in the event you do not sign the Waiver Reaffirmation, the Consulting Agreement will not be available to you and will be voided by the Company.  You further understand and agree, except as specifically set forth in this Phased Retirement Agreement, the Waiver, and the Consulting Agreement, you are not entitled to any other compensation or benefits as a result of any services you may perform for the Company.

4. During the Employment Term, either you or the Company shall have the right to relieve you from active duty at any time.  If either you or the Company exercises the right to relieve you from active duty during the Employment Term, you shall remain an employee of the Company until the end of the Employment Term but you will not be required to and shall not report to the workplace, you will continue to receive your base salary, continue to be eligible for any bonus to which you are or may become entitled, continue to receive employee benefits in which you are enrolled during the Employment Term and continue to be treated as an active employee of the Company, with all attendant duties of loyalty, confidentiality, non-competition, and non-solicitation.  Any decision by you or the Company to place you in inactive status will not be deemed “Cause” or voluntary resignation as defined in this Agreement.  You may voluntarily resign your employment or be involuntarily terminated for Cause at any time.  If you voluntarily resign or are terminated for Cause, your Retirement Date will be accelerated to the date of such voluntary resignation or termination for Cause, your employment will terminate, and any further compensation or benefits will cease.

5. Your right to payments and benefits under this Phased Retirement Agreement and the Consulting Agreement (attached as Exhibit A) and the Waiver (attached as Exhibit B) is conditional upon: (a) your continuing compliance with the covenants contained in this Phased Retirement Agreement and in the Waiver; (b) your continuing compliance with all Company policies; (c) your continuing compliance with the Consulting Agreement; and (d) your execution of and continuing compliance with the Waiver.

6. After your Retirement Date, the Company shall have no further obligation to employ you or provide you with any of the compensation and benefits referenced in Paragraph 3, except: (a) insofar as you may be entitled to any previously earned salary and bonus or any payments called for under this Phased Retirement Agreement, (b) any COBRA continuation coverage which you may elect and be eligible for provided you make timely elections and premium payments, (c) any payments required under the terms of the Consulting Agreement attached as Exhibit A to this Agreement, and (d) any equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.), which shall vest and be distributed or exercisable in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder.

7. During the Employment Term, your grants of equity awards continue to be subject to the Company’s share ownership requirements.  Although you are not required to purchase shares of LNC stock, you must retain and hold a percentage of these shares for the specified period of time. You will also continue to be subject to all open window periods, the Company’s insider trading policies, and all Company policies applicable to employees.

8. In consideration for your agreement to release claims against the Company, comply with the Non-Disclosure, Non-Competition and Non-Solicitation Provisions (as set forth in Paragraphs 14, 15, and 16 of this Phased Retirement Agreement) and your other obligations as set forth in this Phased Retirement Agreement, you will be eligible to receive benefits and payments referenced in Paragraph 3 of this Phased Retirement Agreement.  If you become re-employed by the Company as a regular (other than temporary) employee or if you violate the Non-Disclosure Provision, the Non-Competition Provision, or the Non-Solicitation Provision set forth in this Phased Retirement Agreement, any remaining post-employment payments and benefits under this Phased Retirement Agreement will immediately and permanently cease without further recourse by you. You agree and acknowledge that the consideration set forth in this Phased Retirement Agreement is adequate consideration to support your release of claims, agreement to the Non-Disclosure, Non-Competition and Non-Solicitation Provisions, and other obligations.  You further agree and acknowledge that you are not otherwise entitled to all of the consideration set forth in this Phased Retirement Agreement but for your acceptance of the terms and conditions of this Phased Retirement Agreement.  All amounts payable to you under this Phased Retirement Agreement are subject to applicable tax withholdings.  In addition, you are solely responsible for all taxes that may result from your receipt of the amounts payable and benefits to be provided to you, and the Company neither makes nor has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended.

9. “Cause” shall mean, as determined by the Company in its sole discretion, (a) the conviction of a felony, or other fraudulent or willful misconduct by you that is materially and demonstrably injurious to the business or reputation of the Company, (b) the willful and continued failure by you to substantially perform your duties with the Company (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the General Counsel of the Company that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (c) your violation of the Non-Disclosure Provision, the Non-Competition Provision, or the Non-Solicitation Provision set forth in this Agreement. Any decision by you or the Company to place you in inactive employment status will not constitute “Cause” as defined in this Paragraph.

10. If you voluntarily terminate your employment or your employment is terminated for Cause prior to the Retirement Date, your employment shall cease and you shall not be entitled to the payments or other benefits provided in this Agreement, except that you shall receive at least twelve (12) weeks of pay based on your annual base salary at your Retirement Date, less taxes and withholdings, paid bi-weekly commencing on a date no sooner than six (6) months and one (1) day after your Retirement Date, but no later than seven (7) months after your Retirement Date, in consideration for your execution of the Waiver attached as Exhibit B to this Agreement.  You agree and acknowledge that the consideration set forth in this Agreement and in the Waiver attached as Exhibit B to this Agreement is good and valuable consideration sufficient to support your release of claims and other obligations.

11. You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes, or as otherwise required or allowed by law, at any time prior to disclosure by the Company in any of its required regulatory filings.

12. Due to the knowledge and information you possess and gained as a result of your employment with the Company, during the Employment Term and after the Retirement Date, you hereby agree to make yourself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party.  The Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to any action in which you are not a plaintiff, claimant or counterclaimant, with the express understanding that any such payment is not made for or as an inducement to the substance of your testimony.  Any time you spend during the Consulting Term will be compensated solely via the payments called for under the Consulting Agreement attached as Exhibit A to this Agreement.  The Company’s only expectation with regard to any testimony is that you testify truthfully.  The parties agree that the reasonable value of your time will be based on an hourly rate derived from your last base salary at the Company.

13. You agree that neither you nor any entity directly or indirectly controlled by you will directly or indirectly participate in a proscribed activity.  A “proscribed activity” through a date which is two (2) years after your Retirement Date shall mean either (a) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or him/her directly investing in more than one percent (1%) of the common stock of LNC, or (b) using confidential information or trade secrets (as described in Paragraph 14) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC.  The term “control” shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. §27-1-23-1(e) [Burns Supplement]. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of this provision would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this paragraph and the Company shall not be obligated to post bond or security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of this paragraph and the Company obtains a permanent injunction or final judgment that you have violated this paragraph, the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs.

14. As a result of your position and your service on the SMC, your positions of President of Lincoln Financial Network, Director and Chief Executive Officer for Lincoln Financial Advisors Corporation and Chairman and Chief Executive Officer of Lincoln Financial Securities Corporation, and your other positions with the Company, you have been and will continue to be instrumental in developing the strategic direction of the Company’s business and have participated in the development of the Company’s overall strategic direction.  Your job duties have included developing and implementing key strategies, managing several organizations through which you have gained an understanding of the business strategies, programs and products provided by the Company, and identifying and developing key personnel for the Company (“Job Duties”).  In connection with the performance of your Job Duties, you also have developed, obtained or learned specific confidential information and trade secrets which are the property of the Company.  You hereby covenant and agree to use your best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not use or disclose, or permit to be used or disclosed to any third party by any method whatsoever any such confidential information or trade secrets.  Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of the Company which has not or have not been published or disclosed to the general public or which give the Company an opportunity to obtain an advantage over competitors who do not have access to such information.  You agree and acknowledge that the Company has exercised reasonable efforts to secure its confidential information and trade secrets, including, but not limited to, restricting access to them to those the Company employees who need to access such information in the performance of their duties for the Company, enacting and enforcing policies regarding the authorized uses for them, and not disclosing them to third-parties.  You further agree and acknowledge that the Company’s trade secrets and confidential information are of value to the Company and were created and maintained at significant expense to the Company.  You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of this provision would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this paragraph and the Company shall not be obligated to post bond or security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of this paragraph and the Company obtains a permanent injunction or final judgment that you have violated this paragraph, the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs. (This paragraph is collectively the “Non-Disclosure Provision”.)

15. During your Employment Term and for a twenty-four (24) week period (168 days) following your Retirement Date, you will not act as a director, officer, employee, agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation whose principal activity is competitive with the Company’s business (hereinafter, the “Competitive Activity Restriction”).  You specifically acknowledge that the geographic region to which this restriction applies is national in scope because that is the region in which the Company competes.  This restriction does not prohibit you from buying, selling or otherwise trading in the securities of any corporation that is listed on any recognized securities exchange, and you may engage in any other business activities not competitive with the Company’s business.  The Company will not object to your service on the boards of other companies as a director so long as there is no conflict with the terms of this paragraph.  You agree that you will immediately notify the Company in writing prior to commencing any activity that violates the Competitive Activity Restriction.  You may request a waiver by the Chief Executive Officer of the Company (“CEO”) of the applicability of this provision to specific activities in which you contemplate engaging, in which case such waiver request will be considered by the CEO in good faith, taking into consideration all of the facts and circumstances.  In the event you violate this Competitive Activity Restriction or fail to pre-notify the Company in writing of any such violation, all future payments and benefits payable under this Agreement shall immediately cease and be forfeited by you.  Additionally, you will be required to tender back to the Company a pro-rata portion of any payments already received pursuant to this Agreement, such pro-rata repayment amount to be calculated using a fraction consisting of the number of days remaining in the non-competition period including and following the first date upon which you violate the Competitive Activity Restriction as the numerator and the number 168 as the denominator. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of this provision would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this paragraph and the Company shall not be obligated to post bond or security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of this paragraph and the Company obtains a permanent injunction or final judgment that you have violated this paragraph, the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs. (This paragraph is collectively the “Non-Competition Provision”.)

16. During your Employment Term and for a two (2) year period (730 days) following the Retirement Date, you agree that you will not:  (a) directly or indirectly solicit or endeavor to solicit and/or hire from the Company any person who is currently employed by the Company; (b) directly or indirectly solicit or endeavor to solicit any person, business, or entity that is a customer of the Company; or (c) directly or indirectly solicit or endeavor to solicit any person, business, or entity that is an agent, broker, independent contractor, or financial advisor employed by, contractually affiliated with, or registered with the Company, to terminate their relationship with the Company.  You agree and acknowledge that you have knowledge of the Company’s employees, agents, brokers, contractors, and financial planners as a result of the performance of your duties on behalf of the Company as a member of the SMC, and that the scope of the employee/contractor/agent/broker/planner non-solicitation provision is reasonable to protect the Company’s legitimate business interests.  You agree and acknowledge that you have knowledge of the Company’s customers as a result of the performance of your Job Duties on behalf of the Company as a member of the SMC, and that the scope of the customer non-solicit provision is reasonable to protect the Company’s legitimate business interests.  You further acknowledge that the Company would be placed at an unfair competitive disadvantage if you were to violate the terms of this Paragraph.  In the event you violate this restriction, all future payments and benefits payable under Paragraphs 3 and 8 of this Agreement shall immediately cease and be forfeited by you and you will be required to repay to the Company all but twelve (12) weeks of pay based on your annual base salary at your Retirement Date received pursuant to this Agreement. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of this provision would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this paragraph and the Company shall not be obligated to post bond or security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of this paragraph and the Company obtains a permanent injunction or final judgment that you have violated this paragraph, the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs. (This paragraph is collectively the “Non-Solicitation Provision”.)

17. Regardless of whether you sign this Agreement, and as a condition of receiving the payments set forth in this Agreement, within fourteen (14) days after your Retirement Date, you must return to the Company, retaining no copies, all the Company property, whether in physical or electronic form, including, but not limited to, documents and data (hard copy or electronic), forms (hard copy or electronic), correspondence (hard copy or electronic), access cards, computer programs (hard copy or electronic), memos (hard copy or electronic), disks, computers, and external storage devices, retaining no documents or data except for those related to your compensation information.  To the extent that you have the Company’s information on personal electronic devices upon your Retirement Date, you must search, identify, and permanently delete all such Company information. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of this provision would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this paragraph and the Company shall not be obligated to post bond or security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of this paragraph and the Company obtains an injunction or final judgment that you have violated this paragraph, the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs.

18. If you materially breach or violate any provision in this Agreement, the Company shall have the right to cease any further payments or benefits called for under this Agreement; provided, however, that this Agreement shall otherwise remain in full force and effect and the consideration supporting this Agreement shall be deemed adequate as long as you will have received at least twelve (12) weeks of base salary pursuant to this Agreement.

19. You agree and acknowledge that the injury that would be suffered by the Company as a result of breach of the provisions of Paragraphs 13, 14, 15, 16, and 17 would be irreparable and that an award of monetary damages to the Company for such breach would be an inadequate remedy.  Consequently, the Company shall have the right in addition to any other rights it may have, to obtain injunctive relief from any court of competent jurisdiction to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company shall not be obligated to post bond or the security in seeking such relief. Without limiting the Company’s rights under this paragraph or any other remedies of the Company, if you breach any provisions of Paragraphs 13, 14, 15, 16, and 17  and the Company obtains a permanent injunction or final judgment that you have violated Paragraphs 13, 14, 15, 16, or 17 the Company shall have the additional right to recover from you all reasonable attorneys’ fees and costs.

20. If you re-apply for employment with the Company after your Retirement Date, the Company, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Agreement.  You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.  In the event you are re-employed by the Company, any remaining unpaid pay continuation benefits will immediately cease and be forfeited.

21. With respect to any acts taken by you in the course of your employment with the Company, you will be indemnified to the maximum extent allowable by the Bylaws of LNC and by any applicable statutory provisions.  Such indemnification shall continue following the date of termination of your employment with LNC solely with respect to acts by you in the course of your duties as an employee of LNC occurring after the date of commencement but prior to the date of termination of your employment with LNC.

22. You acknowledge and agree to the following:

▪
You understand completely your right to review all aspects of this Phased Retirement Agreement and exhibits with an attorney of your choice at your own expense, and have had the opportunity to consult with an attorney of your choice at your own expense;

▪	You acknowledge that in signing this document and any documents contained in the exhibits you are not relying on any representations or statements made by any employee of the Company;

▪
The payment of any consideration and/or monies is not an admission of liability on the part of the Company, but to the contrary represents a negotiated compromise and agreement.  This Phased Retirement Agreement and its exhibits shall not in any way be interpreted to render you a “prevailing party” for any purpose, including but not limited to, an award of attorney’s fees under any statute or otherwise;

▪
You have carefully read and fully understand all the provisions of this Phased Retirement Agreement and all exhibits and that you are freely, knowingly, and voluntarily entering into this Phased Retirement Agreement and its exhibits; and

▪	This Phased Retirement Agreement and its exhibits are written in a manner that is clear and understandable to you.

23. This Phased Retirement Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

24. In response to any requests for references on your behalf, the Company will have no obligation to and will not provide any information beyond confirming the dates of employment and last position held, unless by mutual agreement of the parties. The parties agree not to publicly disparage each other to any third parties, whether verbally or in writing.

25. This Phased Retirement Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form.  Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect.  The null, void, inoperative, illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement, except that if the release contained herein is determined to be unenforceable, void or invalid, the Company shall have no further obligations to you hereunder.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement.  This Agreement may not be modified or amended by the parties except by a written agreement evidencing a clear intent by both parties to modify and/or amend this Agreement signed by both of the parties hereto.

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YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
PLEASE READ CAREFULLY. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT AND INTEND TO BE LEGALLY BOUND BY IT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated: October 26, 2012

/s/ Robert W. Dineen
Robert W. Dineen

ACCEPTANCE OF THE COMPANY

The undersigned accepts the foregoing Agreement on behalf of the Company, intending to legally bind the Company.

Dated: October 31, 2012

/s/ Lisa M. Buckingham
                Authorized to execute this Agreement
                on behalf of Lincoln National Corporation

                Witness: /s/ Robert J. Bohner, Sr.